Exhibit 10.1

July 31, 2006

3G SCENE LIMITED (1)

BESSEMER VENTURE PARTNERS VI, L.P.

BESSEMER VENTURE PARTNERS VI INSTITUTIONAL L.P.

BESSEMER VENTURE PARTNERS CO-INVESTMENT L.P. (2)

WPT ENTERPRISES, INC (3)

THE FOUNDER (4)

AND

THE EXISTING SHAREHOLDERS (5)

SUBSCRIPTION AND SHAREHOLDERS’
AGREEMENT

relating to 3G SCENE LIMITED

Wilmer Cutler Pickering Hale and Dorr LLP

Alder Castle

10 Noble Street

London EC2V 7QJ

Tel:  +44 (0)20 7645 2400

Fax: +44 (0)20 7645 2424

Agreed Form Documents:

Articles

Registration Rights Agreement

Service Agreement

Partnership Contract

Management Rights Letter

Indemnification Agreement

Code of Conduct

THIS AGREEMENT is executed and delivered as a deed and is made on 31 July 2006

BETWEEN:

(1)                                  3G SCENE LIMITED, (registered number 04126153) a private company limited by shares organised under the laws of England and Wales, whose registered office is at 42-46 High Street, Esher, Surrey KT10 9QY (the “Company”);

(2)                                  BESSEMER VENTURE PARTNERS VI, L.P., a limited partnership, acting by its general partner, Deer VI & Co. LLC, whose principal place of business is 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538;

BESSEMER VENTURE PARTNERS VI INSTITUTIONAL, L.P., a limited partnership, acting by its general partner, Deer VI & Co. LLC, whose principal place of business is 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538;

BESSEMER VENTURE PARTNERS CO-INVESTMENT L.P., a limited partnership, acting by its general partner, Deer VI & Co. LLC, whose principal place of business is 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538;

(together “BVP”);

(3)                                  WPT ENTERPRISES, INC of 5700 Wilshire Blvd., Suite #350, Los Angeles, CA 90036, USA (“WPTE”);

(4)                                  PETER KARSTEN of St. Crispin, The Friary, Old Windsor SL4 2NS (the “Founder”); and

(5)                                  Those persons, not being the Founder, whose names and addresses are listed in Schedule 1 (the “Existing Shareholders”).

WHEREAS:

(A)                              The Company is a private company limited by shares organised under the laws of England and Wales, further details of which are set out in Schedule 2.  The Founder and the Existing Shareholders are the legal and beneficial owners of the entire issued share capital of the Company.  The Company was re-registered as a limited company having formerly been a public limited company on 6 July 2006.

(B)                                The authorised share capital of the Company is £341,798.55, divided into 34,179,855 Ordinary Shares of £0.01 each, of which (i) 22,292,116 Ordinary Shares have been allotted and are fully paid up and are held as set out in Schedule 1 (the “Existing Shares”) and (ii) a further 9,525,000 Ordinary Shares have been authorised and are intended for use in relation to the Company’s Share Option Plan (as defined below).

(C)                                BVP has provided a loan of £250,000 to the Company pursuant to the First Loan Note Instrument, and a loan of £500,000 to the Company pursuant to the Second Loan Note Instrument.  BVP has agreed to convert these loans into and the Investors (as defined below) have agreed to subscribe for, and the Company has agreed to issue, the

Investor Shares (as defined below), and the Company has agreed to give certain representations and warranties to the Investors in connection therewith.

IT IS AGREED as follows:

1.                                       Definitions and Interpretation

1.1                                 In this Agreement, including the schedules and the recitals:

“Accounts” means the audited financial statements of the Company for each of the Company’s accounting reference periods (including in each case the directors’ and auditor’s reports);

“Articles” means the articles of association of the Company in the agreed form to be adopted pursuant to the Resolution, as amended from time to time;

“Auditors” means the Company’s auditors from time to time;

“Board” means the board of directors of the Company from time to time;

“Books and Records” means all books and records relating to the Company and includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records;

“Business” means the business specified in clause 4 to be carried on by the Company and the Subsidiary;

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which clearing banks in the England and Wales are open for business;

“Business Information” means all information, know how and records (whether or not confidential and in whatever form held and whether commercial, financial, technical or otherwise) including (without limitation) all formulae, designs, specifications, drawings, films, data, manuals and instructions and all customer lists, sales information, business plans and forecasts, and all technical or other expertise and all computer software and computer readable media and all accounting and tax records, correspondence, orders and inquiries relating to the relevant person or its business or affairs;

“Business Plan” means the five year indicative projection dated January 2006 relating to the Business, a copy of which is annexed to this Agreement;

“BVP Directors” the directors nominated by BVP pursuant to clause 7.2;

“CFC” means a “Controlled Foreign Corporation” as such expression is defined in the Code;

“Code” means the US Internal Revenue Code of 1986, as amended from time to time (or any successor thereto);

“Code of Conduct” means the code of conduct of the Company in relation to gaming matters, in the agreed form;

“Companies Act” means the Companies Act 1985 (as amended);

“Completion” means the parties’ performance of their obligations under clause 3;

“Connected Person” means, in respect of any person:

(a)                                  any person connected with such person (and “connected with” bears the meaning set out in section 839 of Income and Corporation Taxes Act 1988 (“ICTA”); and/or

(b)                                 any company under the control of such person (and “control” bears the meaning set out in section 840 of ICTA); and/or

(c)                                  any associated company of such person (and “associated company” bears the meaning set out in section 416 of ICTA);

“Directors” means all of the directors of the Company;

“Disclosed” means fairly disclosed to the Investors in a Disclosure Letter with sufficient explanation and detail to identify clearly the nature, scope and implications of the matter disclosed;

“Disclosure Letter” means a letter of the same date as this agreement addressed by the Warrantors to the Investors and disclosing certain matters in relation to the Warranties;

“Existing Shares” means all the Ordinary Shares in issue immediately before Completion;

“Exit” has the meaning ascribed to it in clause 17.1;

“Fair Market Price” means the price per Share agreed between the Investors and the Company or the Investors and the Founder (as the case may be), or failing agreement, as determined and certified by the Auditors.  For the purposes of determining the Fair Market Price, the Auditors shall assume that the Company will continue as a going concern and that the sale of Shares is as between a willing vendor and a willing purchaser;

“First Loan Note Instrument” means the loan note instrument dated 27 March 2006 constituting up to £250,000 redeemable convertible loan notes;

“Gaming Legislation” means any laws, orders, regulations, instruments, and any other subordinate legislation of whatsoever nature and in whatsoever jurisdiction which affect the gaming business that the Company currently carried on over the internet or through a mobile or cellular telephone or other form of communication and through its Gaming Websites;

“Gaming Websites” means any website of the Company used for the purposes of offering persons the facility to gamble over the internet or through a mobile or cellular telephone or other form of communication;

“Indemnification Agreements” means the indemnification agreements in the agreed form, indemnifying the BVP Directors from liabilities incurred as directors of the Company;

“Intellectual Property” means domain names, patents, trade marks, service marks, rights in designs, trade names, copyrights, rights in any drawings, designs, plans, specifications, manuals, computer software and computer data, films and trade secrets, specifications in respect of product components, test inspection and packaging specifications and any Business Information, whether or not any of these is registered and including applications for any such right, matter or thing or registration thereof and any right under licences or consents in relation to any such right, matter or thing and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world and all other information necessary for the technical exploitation of any of the same, and “Intellectual Property Rights” shall be construed accordingly;

“Investors” means BVP, WPTE and any other person who has adhered to the Shareholders’ Agreement as an Investor;

“Investor Majority” means the holders of a majority of the Preference Shares held by the Investors;

“Investor Shares” means up to 32,696,595 Preference Shares to be subscribed at the Preference Issue Price by the Investors pursuant to clause 2 comprising in aggregate (on a fully converted and diluted basis) 59.5% of the issued Shares of the Company immediately following Completion;

“Know How” means any skills, knowledge, experience, technical information or techniques or whatsoever nature utilised or gained by the relevant person in the course of its business;

“Last Accounts” means the draft financial statements of the Company as at, and for the accounting reference period ended on, the Last Accounts Date (including the directors’ report);

“Last Accounts Date” means 31 March 2006;

“Liquidation Event” means a liquidation, dissolution, winding up, sale of all or substantially all of the assets of the Company, a merger or sale of Shares of the Company in which 50% or more of the outstanding voting rights conferred by the issued share capital are transferred or a reorganisation (other than one in which the holders of issued shares of the Company prior to such event continue to hold in excess of 50% of the total voting rights conferred by the issued share capital of the surviving entity) or an exclusive, irrevocable licensing of all or substantially all of the Company’s Intellectual Property to a third party;

“Listing” means the closing of an underwritten public offering by the Company of all or part of the share capital of the Company (or any depository receipts representing such share capital) whereby the Ordinary Shares (and shares derived therefrom) are admitted to trading on the Official List or the Alternative Investment Market of the Stock Exchange, the New York Stock Exchange, NASDAQ, or a listing or quotation on another recognised stock exchange in compliance with applicable laws and regulations;

“Loan Note Instruments” means the First Loan Note Instrument and the Second Loan Note Instrument;

“Major Investors” means investors, not being competitors to the Company, holding at least 5,000,000 Preference Shares, or the equivalent number thereof having adjusted for consolidations, stock split, bonus issues or equivalent reorganisations following the date of this Agreement;

“Management Rights Letter” means the management rights letter to be entered into between the Company and the Investors in the agreed form;

“Ordinary Director” the director nominated by the holders of Ordinary Shares pursuant to clause 7.3;

“Ordinary Shares” means ordinary shares of £0.01 each in the capital of the Company having the rights set out in the Articles;

“Partnership Contract” means a licensing and partnership contract to be entered into between the Company and WPTE in the agreed form;

“PFIC” means a “Passive Foreign Investment Company” as such expression is defined in Section 1297 of the Code;

“Preference Issue Price” means £0.22877 per Preference Share (as adjusted for share consolidations and sub-divisions);

“Preference Shares” means cumulative, redeemable preference shares of £0.01 each in the capital of the Company having the rights set out in the Articles;

“QEF Election” means a “Qualifying Election Fund” election made by BVP pursuant to section 1295 of the Code;

“Qualified Public Offering” means a Listing in circumstances where the value of the equity share capital of the Company issued upon the Listing exceeds £15,000,000 and where the price per Share into which the Preference Shares convert is at least five times the Preference Issue Price;

“Registration Rights Agreement” means the registration rights agreement to be entered into between the Company and the Investors in the agreed form;

“Resolutions” means the special resolutions in the form of Schedule 4 to be passed at Completion inter alia to adopt the Articles and allot the Investor Shares;

“Second Loan Note Instrument” means the loan note instrument dated 30 April 2006 constituting up to £500,000 redeemable convertible loan notes;

“Security Interest” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, encumbrance, assignment, trust arrangement, title retention or other security interest or other arrangement of any kind having the effect of conferring security;

“Service Agreement” means the agreement between the Company and the Founder in the agreed form;

“Share Option Plan” means the pool of 9,525,000 Ordinary Shares reserved for employees and consultants of the Company;

“Shares” means the Ordinary Shares and the Preference Shares together;

“Shareholders” means the registered shareholders of the Company from time to time;

“Stock Exchange” means the London Stock Exchange plc;

“Subpart F Income” bears the meaning set out in section 952 of the Code;

“Tax” or “Taxation” means and includes all forms of taxation and statutory, governmental, supra-governmental, state, principal, local governmental or municipal impositions, duties, contributions and levies, in each case wherever imposed and all penalties, charges, costs and interest relating thereto and without limitation all employment taxes and any deductions or withholdings of any sort;

“Warranties” means the representations and warranties set out in Schedule 5 and given pursuant to clause 9.1;

“Warrantors” means the Company and the Founder.

1.2                                 Construction of Certain Terms.  In this Agreement, including the schedules and recitals:

“agreement” includes any commitment or arrangement, and references to being party to an agreement or having agreed to anything shall be construed accordingly;

“agreed form” in relation to a document, means in a form signed or initialled for the purpose of identification by or on behalf of the parties to this Agreement;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“Company”, in Clauses 3.6, 4, 5, 6, 11, 12 and 14 and Schedule 3 includes the Company and any subsidiary of the Company.  The Company shall procure the compliance of any subsidiaries with the provisions set out therein;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“waiver” includes an agreement not to rely on or assert certain provisions or rights during a specified period, until further notice or while or if specified conditions are satisfied; and

“written” in relation to a notice, consent, demand or other communication under this Agreement, or an amendment or waiver concerning it, includes any such communication sent by e-mail or facsimile transmission and any other mode of reproducing words in a legible and permanent form.

1.3                                 Terms Defined in the Companies Act.  Unless otherwise specifically provided, terms used in this Agreement and defined in the Companies Act shall have the meanings given to them in that Act.

1.4                                 Reference to clauses etc.  References to clauses, sub-clauses, recitals and schedules are to clauses and sub-clauses of, and recitals and schedules to, this Agreement and the schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the schedules.

1.5                                 Singular, plural and genders.  Words importing the singular include the plural and vice versa and words importing a gender include every gender.

1.6                                 Headings.  Headings are only for convenience and shall not affect the meaning of any provisions of this Agreement.

1.7                                 Authorities.  References to any particular governmental, administrative or other authority or agency shall include references to any equivalent or substantially similar authority or agency in the country in which the relevant person is incorporated or trading or tax resident or has previously traded.

1.8                                 Constitutional Documents.  Reference to the memorandum and/or articles of association of a body corporate or unincorporated includes, where applicable, reference to its certificate or articles of incorporation, by-Laws and/or other constitutional documents.

1.9                                 Awareness.  Where any statement is qualified by the expression “so far as the Warrantors are aware” or “to the best of the Sellers’ knowledge, information and belief” or any expression of similar import, that statement shall be deemed to include an additional statement that it has been made after all reasonable enquiry.

1.10                           General Words.  The ejusdem generis rule shall not apply to this Agreement.

1.11                           Contrary Intention.  Clauses 1.1 to 1.10 apply unless a contrary intention appears.

2.                                       subscription for investor shares

2.1                                 Subject to clause 2.2, in reliance on the accuracy of the Warranties and other covenants and undertakings given by the Warrantors in this Agreement but acknowledging that the Investors are not so relying on any other warranty or representations by the Warrantors, the Investors agree to subscribe for the number of Shares set out below at the Preference Issue Price and the Company agrees to issue such Investor Shares to the Investors for an aggregate price of £5,555,000.01 payable in full at Completion, upon and subject to the terms and provisions of this Agreement and the Articles:

Investor	No. of Preference Shares	Total Subscription (£)
Bessemer Venture Partners VI, L.P.	12,916,903	2,954,999.90
Bessemer Venture Partners VI Institutional L.P.	218,560	49,999.97
Bessemer Venture Partners Co-Investment L.P.	4,349,347	995,000.12
WPTE	6,747,220	1,555,000.02
TOTALS	24,232,030	5,555,000.01

2.2                                 The aggregate Preference Issue Price to be paid by BVP in accordance with clause 2.1 shall be satisfied as to £750,000 on conversion of the notes issued pursuant to the Loan Note Instrument and as to £3,249,999.99 in cash.  In respect of each of the BVP entities the amount satisfied on conversion of the notes issued pursuant to the Loan Note Instrument and the amount payable in cash is as follows:

BVP Entity	Loan Notes (£)	Cash Payable (£)
Bessemer Venture Partners VI, L.P.	554,064	2,400,935.90
Bessemer Venture Partners VI Institutional, L.P.	9,375	40,624.97
Bessemer Venture Partners Co-investment L.P.	186,561	808,439.12
TOTAL	750,000	3,249,999.99

2.3                                 The payment of part of the Preference Issue Price from the conversion of the notes issued under the Loan Note Instrument shall satisfy in full the obligation of the Company under the Loan Note Instrument and immediately following Completion the notes issued pursuant to the Loan Note Instrument shall be cancelled.

2.4                                 The parties hereby agree that a further 8,414,565 Preference Shares be made available for subscription until 31 December 2006 upon the same terms and conditions as this

Clause 2, provided that any subscribers for such Preference Shares shall be approved by an Investor Majority and the Board and shall enter into a Deed of Adherence to this Agreement as an Investor.

3.                                       Completion

3.1                                 Timing and Place of Completion.  Subject to the provisions of this Agreement, Completion shall take place at such place as the parties may agree immediately after the execution of this Agreement (or at such other place and time as the parties may agree).

3.2                                 Resolution of Members.  At Completion, the Founder and Existing Shareholders shall procure that an extraordinary general meeting of the Company is held or a written resolution is signed by all members in which:

(a)                                  the Resolutions are passed;

(b)                                 the directors are authorised to allot and issue the Investor Shares; and

(c)                                  any pre-emption rights or any equivalent provisions are disapplied in relation to the Company.

3.3                                 Completion Obligations.  Forthwith upon the conclusion of the extraordinary general meeting or signing of the Resolutions, as the case may be, referred to in clause 3.2 above:

(a)                                  in full reliance on the accuracy of the Warranties and other covenants and undertakings on the part of the Warrantor in this Agreement, the Investors shall each subscribe for their respective Investor Shares at the Preference Issue Price and shall procure the payment of amounts then due in cash in accordance with clause 2 to such account of the Company as the Company shall nominate;

(b)                                 the Company will procure that a meeting of the Board is held at which (to the extent the same has not already been done):

(i)                                     there are allotted, fully paid, to each of the Investors, the Investor Shares subscribed by them pursuant to clause 3.3(a), the appropriate entries are made in the Registers of Allotments and Members of the Company and the relevant share certificate(s) are issued to the Investors;

(ii)                                  Ron Elwell and Christopher Farmer are appointed as directors of the Company and shall be designated as the BVP Directors in accordance with clause 7.2 and Article 18.3 of the Articles;

(iii)                               Richard Karsten resigns as a director of the Company.

(c)                                  the Directors shall deliver or procure that there are delivered to each of the Investors:

(i)                                     evidence satisfactory to the Investors that the actions specified in clause 3.3(b) have been fulfilled;

(ii)                                  the Service Agreement, duly executed by the Founder and the Company;

(iii)                               the Registration Rights Agreement, duly executed by the Company;

(iv)                              the Management Rights Letter, duly executed by the Company;

(v)                                 the Indemnification Agreements, duly executed by the Company;

(vi)                              the Partnership Contract, duly signed by the Company and WPTE;

(vii)                           Legal opinions from Company Counsel as to Corporate and Regulatory matters.

3.4                                 Waiver of Pre-emption Rights.  Each party hereby gives any waiver of any pre-emption or other right, and any consent, which may be necessary under the Articles or otherwise in connection with the matters contemplated by this Agreement, and the Founder and the Existing Shareholders shall at Completion pass (or ensure so far as within their power to do so that there is passed) any resolution of the Company which may reasonably be required for the purpose of carrying any provision of this Agreement into effect.

3.5                                 Completion Obligations not fulfilled.  If a party (other than any or all of the Investors) fails, for any reason, to comply with any obligation under the foregoing provisions of this clause 3, the Investors may, at their option:

(a)                                  by written notice to the other parties defer the date for Completion by one or more periods not exceeding 30 days in aggregate in respect of all the parties’ obligations under this clause 3 or of those obligations which have not been complied with; or

(b)                                 proceed to Completion so far as practicable (including completing the subscription for, and issue of, some of the Investor Shares only), but without prejudice to any party’s rights (whether under this Agreement or the general law) as regards the obligations with which the defaulting party has not complied; or

(c)                                  serve a termination notice on the other parties, in which case the parties shall be relieved of their obligations under this Agreement and shall have no claim against each other in connection therewith except for any obligation or claim which any party may have in connection with any antecedent breach by any party of any provision of this Agreement and any continuing obligation or claim which any party may have in connection with clause 19.

3.6                                 Purpose of Funds.  The Company shall procure that monies raised from the Investors’ subscription for the Investor Shares will be used for the purposes of the Company’s working capital requirements and such other matters as the Board shall decide.

4.                                       The Business

At all times during the continuance of this Agreement, the business of the Company shall be the design and operation of software and products which enable the Company and its distribution channels (such as mobile carriers) to offer gaming services to their customers or such other business as may be agreed in accordance with clause 5.1 and the Company’s memorandum of association.  The Business shall be carried on at all times in the best interests of the Company.

5.                                       Management

5.1                                 Board; Investor Approval.  The overall management of the Business shall be carried out by the Board and, to the extent permitted by law and without prejudice to any other provisions of this Agreement, each of the Shareholders (other than the Investors) agree to exercise all voting rights and powers of control available to him in relation to the Company to procure that the Company shall not, take or agree to take any action referred to in:

(a)                                  Schedule 3 (Part A) except with the prior written consent of an Investor Majority;

(b)                                 Schedule 3 (Part B) except with the prior approval of the Board or a committee thereof, including the consent of a BVP Director.

5.2                                 As a separate obligation, severable from the obligations in Clause 5.1, and to the extent permitted by law, the Company agrees that except with the prior written consent of an Investor Majority, it shall not effect any of the matters referred to in Schedule 3 (Part A) and except with the prior approval of the Board or a committee thereof, including the consent of a BVP Director it shall not effect any of the matters at Schedule 3 (Part B).

5.3                                 Board Meetings.  The Company shall procure insofar as it is able that:

(a)                                  an agenda of the business to be conducted at each meeting of the Board or at any meeting of a committee of the Board shall be sent by or on behalf of the Board to the Directors not less than 14 days prior to the date fixed for any such meeting;

(b)                                 unless otherwise agreed by all members of the Board, Board meetings shall occur regularly and not less than once in each calendar month;

(c)                                  the Board gives proper and adequate consideration at any meeting of the Board or committee of the Board to any matters raised by or on behalf of any of the Directors; and

(d)                                 as soon as practicable after any meeting of the Board or committee of the Board a copy of the minutes thereof be sent to each of the Directors.

5.4                                 Company Compliance.  The Company and the Founder shall procure insofar as each is able that the Company shall:

(a)                                  carry on and conduct its business and affairs in a proper and efficient manner so as to generate maximum value for Shareholders having due regard for all applicable legal requirements and the provisions of its memorandum of association, the Articles, any resolution of the Company and this Agreement;

(b)                                 take all such reasonable action as is necessary to protect its Intellectual Property Rights and/or other property and assets (including without limitation, requiring every employee and consultant of the Company to enter into a proprietary information and inventions agreement and a non-solicitation and non-competition agreement in the form approved by a BVP Director);

(c)                                  obtain and maintain at all times in full force and effect insurance policies with a reputable insurance office covering all its insurable assets against loss or damage by fire, infestation and other risks usually insured against by companies carrying on businesses of a similar nature to the Business including, inter alia, public and employees’ liability, product liability and third party injury, in such manner and in such amounts as may be considered prudent by the Board and make any claims that may arise thereunder;

(d)                                 within 60 days of Completion, obtain a lay person life assurance policy on Peter Karsten in the amount of at least £500,000 with the Company and the Investors named as beneficiaries;

(e)                                  notify each of the Directors promptly of any circumstances of which it may become aware from time to time which might reasonably be expected to give rise to legal proceedings of any nature against the Company or its officers or employees;

(f)                                    to take such commercially and financially viable steps as it reasonably considers necessary to prevent any person below the age of 18 or any person who is resident in any jurisdiction where gambling over the internet or via a mobile or cellular telephone or via some other form of communication is prohibited by any applicable law (“Prohibited Person”) to access any gaming provided by the Company and/or the Subsidiary over the internet or via a mobile or cellular telephone or via some other form of communication (the “Prohibited Business”);

(g)                                 to take such commercially and financially viable steps as it reasonably considers necessary to put in place proper procedures to ensure that the Company does not enter into the Prohibited Business whether intentionally or otherwise.

5.5                                 Observation Rights.  So long as WPTE holds at least 50% of the Investor Shares purchased by it from the Company on the date hereof and subject to the provisions of clause 11.1, the parties hereto agree as follows:

(a)                                  WPTE is entitled to appoint at its discretion from time to time an observer (the “Observer”) who may attend all of the meetings of the Board or any committee thereof (such right, an “Observation Right”);

(b)                                 The Observer will receive notice of all meetings of the Board and all other communications, minutes, information, financial reports and materials furnished from time to time to members of the Board, as if such Observer was a member of the Board, including material distributed before, during and after meetings of the Board;

(c)                                  The Observer may attend the Board meetings without the right to vote as a member of the Board or any other rights or obligations and duties of a member of the Board. The Observation Rights granted pursuant to this agreement shall terminate upon the first to occur of (i) the date on which WPTE ceases to be a holder of at least 50% of the number of Investor Shares purchased by WPTE as of today’s date, or (ii) the date of WPTE’s written notice to the Company of its termination of its Observation Rights.

6.                                       Accounting and Administration

6.1                                 Financial Information.  The Company shall distribute to the Major Investors and the BVP Directors:

(a)                                  annual, quarterly, and monthly financial statements, and other information as determined by the Board;

(b)                                 within 30 days of the end of each fiscal year, a comprehensive operating budget forecasting the Company’s revenues, expenses, and cash position on a month-to-month basis for the upcoming fiscal year;

(c)                                  promptly following the end of each quarter an up-to-date capitalisation table; and

(d)                                 such other information readily available to the Company as a Major Investor and/or BVP Director may from time to time reasonably require.

6.2                                 Inspection of Books and Records.  Each of the Major Investors and their authorised representatives shall have the right to inspect the Company’s premises and to examine the separate Books and Records of the Company on reasonable notice during normal business hours and shall have the right (at their own expense) to take away copies of or extracts from all such Books and Records. The Company shall also supply the Major Investors with all information relating to the business affairs and financial position of the Company as the Major Investors may from time to time reasonably require.

6.3                                 Audited Accounts.  If requested by the Board, the Company shall procure that its annual financial statements are prepared in US GAAP by an accounting firm of international standing.

7.                                       DirectorS

7.1                                 Board Composition.  The maximum number of directors of the Company shall be five, comprising of:

(a)                                  two BVP Directors;

(b)                                 the Founder;

(c)                                  the Ordinary Director;

(d)                                 one other person mutually agreeable to the other board members.

7.2                                 Appointment of BVP Directors.  Whilst and so long as this Agreement is in force and BVP and/or its authorised representatives holds share capital of the Company, BVP shall be entitled to appoint two persons to the Board (and as members of each and any committee of the Board) as non-executive directors and to remove such persons (for whatever reason) and appoint other persons to be BVP Directors in their place. Any such appointment or removal of a BVP Director shall be effected by an instrument in writing signed by BVP or on its behalf by a duly authorised representative and shall take effect, subject to the person so nominated signing a consent to act, upon lodgement at the registered office of the Company.

7.3                                 Appointment of Ordinary Director.  Whilst and so long as this Agreement is in force the holders of a simple majority of the issued Ordinary Shares from time to time shall be entitled to appoint one person to the Board as a non-executive director (such Director being an Ordinary Director), and to remove such person (for whatever reason) and appoint another person to be an Ordinary Director in his place. Any such appointment or removal of an Ordinary Director shall be effected by an instrument in writing signed by such holders of Ordinary Shares and shall take effect, subject to the person so nominated signing a consent to act, upon lodgement at the registered office of the Company.

7.4                                 Appointment of Alternate Directors.  Notwithstanding any provision from time to time of the Articles, each BVP Director and the Founder shall be entitled to appoint any person to be his alternate director, shall not be required to hold any share qualification, shall not be subject to retirement by rotation and shall not be removed except by BVP or the Founder (as the case may be) or on its behalf by a duly authorised representative.  In the case of the Founder, the identity of the alternate director shall be agreed in advance with BVP.

7.5                                 Disclosure of information.  Each BVP Director (and his alternate director) shall be entitled to disclose to BVP any information concerning the Company obtained by virtue of such office without violating any contractual, fiduciary or other obligation including, but not limited to clause 11.1.

7.6                                 Reimbursement.  The Company will reimburse the BVP Directors with the reasonable costs and out-of-pocket expenses incurred by such Directors in respect of attending meetings of the Company or carrying out authorised business on behalf of the Company.

7.7                                 Insurance.  Within 60 days following a written request by a BVP Director, the Company shall take out and maintain in force for the duration of the BVP Directors’ appointment a policy of insurance in respect of each BVP Director with a company and in an amount satisfactory to the Board, including the BVP Directors.  Arrangements shall be made by the Company to ensure that this provision binds its assignees and successors.

8.                                       Transfer of Shares

8.1                                 Restriction on Share transfers.  No holder of Ordinary Shares (other than the Investors) shall, without the prior written consent of the Investors, sell, assign, transfer, give, donate, or otherwise dispose or enter into any contract for differences, swap or other derivative transaction that changes value or determines reference by value to shares (together a “disposal”) or grant a Security Interest over any of its Shares in the Company or any portion thereof or any right or interest therein now held or hereafter acquired except in accordance with the provisions of the Articles (including, without limitation, the rights of pre-emption and first offer, and the provisions relating to tag-along, drag-along and sale of a controlling interest contained therein) or this Agreement.

8.2                                 Condition Precedent to Share Transfers.  Except as may otherwise be agreed by the Investors in writing, it is a condition precedent to any transfer of any Shares to a person not already a party to this Agreement that such person agrees in writing in a form reasonably satisfactory to the Investors to be bound by the terms of this Agreement or to such of the terms of this Agreement and of any other agreement ancillary hereto or referred to herein as bind the transferor of such Shares prior to such transfer becoming effective.

8.3                                 Effect of Transfer in Breach.  Any transfer or purported transfer made otherwise than in accordance with the provisions of this Agreement or the Articles shall not be registered on the books of the Company and shall be void and of no effect whatsoever as to the Company.

9.                                       Warranties, Representations and Information Obligations

9.1                                 General.  In consideration of the Investors agreeing to enter into this Agreement and to subscribe for their Investor Shares, each of the Warrantors jointly and severally:

(a)                                  represents and warrants to the Investors and each of them that each statement in Schedule 5 is true and accurate and not misleading;

(b)                                 acknowledges that the Investors have been induced to enter and are entering into this Agreement on the basis of and in reliance upon the accuracy of the Warranties; and

(c)                                  agrees that the Investors and each of them may rely on the Warranties and any information provided under clause 9.3 to the exclusion of any other information.

9.2                                 Separate and Independent Warranties.  Each Warranty shall be construed as a separate and independent warranty and shall not be governed, limited or restricted by reference to or inference from any other terms of this Agreement or any other Warranty.  The Warranties shall survive the completion of this Agreement.

9.3                                 Provision of Information.  The Company shall promptly provide the Investors with any information which the Investors, acting by an Investor Majority, may by written notice reasonably request in relation to any of the Warranties but this only applies to information which is (either now or at the date of this request) in the possession of the Company or which the Company or its professional advisers can reasonably be expected to obtain.

9.4                                 No Restriction of Rights.  No provision of this Agreement shall operate:

(a)                                  to exclude, restrict or otherwise impair any right or remedy (including without limitation any right to damages or rescission and equitable remedies of all kinds) to which an Investor is or becomes entitled (or, but for the provision in question, would be or become entitled) by virtue of legislation or otherwise under the general law applicable in England; and

(b)                                 to exclude, restrict or otherwise impair any right to rescind this Agreement to which any Investor becomes entitled (or, but for the provision in question, would become entitled).

9.5                                 Deductions/Withholdings.  If the Company is required by law to make any deduction or withholding from any payment due under the terms of this Agreement it shall do so and the sum due from the Company in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the Investors receive and retain (free of any liability in respect of any such deduction or withholding) a net sum equal to the sum the Investors would have received and retained had no such deduction or withholding been required to be made.

9.6                                 Limitations on Liability.  The limitations set out in this clause 9.6 shall not apply to a claim under this agreement against the Warrantors in respect of a breach of Warranty (a “Claim”) which is (or the delay in discovery of which is) the consequence of fraud, or dishonesty on the part of the Warrantors:

(a)                                  The rights of the Investors in respect of any Claim shall only be enforceable if the Investors give written notice to the Warrantors (giving so far as practicable the amount and reasonable details of the Claim) on or before the date being six (6) months from the date of completion and signing of the audit for the financial year ended 31 March 2007.

(b)                                 The Warrantors shall not be liable in respect of any Claim under the Warranties unless the total cumulative liability of the Warrantors in respect of all such Claims exceeds £25,000 (in which event the Warrantors shall be liable for the whole of such liability and not merely for the excess).

(c)                                  Where there have been breaches of the Warranties then the Investors shall not be entitled to recover from any Warrantor under the Warranties in respect of all such breaches more than:

(i)                                     in respect of the Founder, a total of 1 x his compensation received from the Company in the year following Completion;

(ii)                                  in respect of the Company, a total sum equal to the aggregate Preference Issue Price paid for the Investor Shares.

(d)                                 The Investors shall not be entitled to recover from the Warrantors under the Warranties more than once in respect of the same damage suffered.

(e)                                  The Warrantors shall be under no liability under the Warranties in respect of any matter to the extent that the matter or circumstance giving rise to such liability was Disclosed.

(f)                                    If any Claim against the Warrantors is notified to them, the Warrantors (other than the Company) shall (so far as they are able) afford and procure that the Company affords to the Investors and their advisers all reasonable opportunities and facilities to inspect all relevant books and records and to take copies of them for the purpose of ascertaining the position.

(g)                                 Any Claim shall be deemed to be withdrawn (if it has not been previously satisfied, settled or withdrawn) unless legal proceedings in respect thereof have been commenced within nine months of the giving of written notice of the Claim.

(h)                                 The Warrantors shall not be liable for any Claim under the Warranties to the extent that it arises, or is increased or extended by:

(i)                                     any change to legislation, any increase in rates of taxation or any change in the published practice of a revenue authority, in each case made on and/or after the date of this Agreement and not publicly known at the date of this Agreement;

(ii)                                  any change in the accounting reference date of the Company made on and/or after the date of this Agreement to the extent not envisaged or taken into account in the preparation of the Business Plan; or

(iii)                               any change in any accounting policy or practice of the Company made on and/or after the date of this Agreement to the extent not envisaged or taken into account in the preparation of the Business Plan save where such change is required to conform such policy or practice with generally accepted policies or practices or where such change is necessary to correct an improper policy or practice.

(i)                                     The Warrantors shall not be liable for any claim under the Warranties to the extent that the fact, matter, event or circumstance giving rise to such claim is remediable and is remedied by or at the expense of the Warrantors within thirty days of the date on which written notice of such claim is given to the Warrantors.

(j)                                     The Warrantors shall not be liable in respect of any Claim under the Warranties to the extent that it arises, or is increased or extended by:

(i)                                     any action or omission to take action by the Company or one of its subsidiaries taken at the express and written request of an Investor Majority or with the consent of an Investor Majority;

(ii)                                  any action or omission to take action where consent or agreement to take or omit to take such action was required under the terms of this Agreement and requested from the Investors and/or a BVP Director but refused.

(k)                                  If any claim under the Warranties shall arise by reason of some liability which at the time that the claim is notified to the Warrantors shall be contingent only, then the Warrantors shall not be under any obligation to make payment in respect thereof until such time as such contingent liability ceases to be contingent and becomes an actual liability.

10.                                 Payment in Shares

10.1                           Without prejudice to any remedies available to it by statute or by law, any Investor may, in respect of any claim against the Company or the Founder for breach of the Warranties which it has failed to satisfy within 30 days of such claim falling due, require that the same be satisfied in whole or in part by the issue or transfer (as the case may be) to the Investor credited as fully paid up (at a subscription price equal to the Fair Market Price thereof) of further Preference Shares in the Company, or in the case of transfers from the Founder, Ordinary Shares, having a value as nearly as may be to the amount to be thereby satisfied.  Each of the Shareholders and the Directors shall do all things within their control necessary to procure the creation and issue of any Shares in the Company to be issued pursuant to this clause and each of them hereby irrevocably waives and undertakes to do all things within its power to procure the waiver of all pre-emption or any other similar rights in relation thereto and in relation to any transfers of Shares by the Founder.  The subscription price for such shares or consideration for the transfer of such shares shall be satisfied by setting off and extinguishing the liability of the Company or the Founder (as the case may be) to the Investors thereby satisfied.

11.                                 Restrictions

11.1                           Non-disclosure of Business Information.  Without prejudice to its common law duties, and notwithstanding clause 7.5, no party to this Agreement (other than the Company) shall at any time after the date of this Agreement disclose or make available to any person or use for any purpose of himself or any other person any Business Information which has been, or is after the date of this Agreement, developed, applied or used in or which in any way relates to any business or activity or affairs of the Company or any Shareholder.

11.2                           Permitted Disclosure of Business Information.  Clause 11.1 does not apply to any Business Information which is not confidential or which is already in the public domain other than following a breach by the disclosing party of clause 11.1 or which is disclosed:

(a)                                  to a court, governmental, official or regulatory authority or to inspectors or others authorised by such an authority or by or under any legislation to carry out any enquiries or investigation; or

(b)                                 to the employees or professional advisers of any party if it appears necessary or reasonable for such persons to obtain the same for the purpose of discharging their responsibilities; or

(c)                                  in connection with any proceedings arising out of or in connection with this Agreement,

provided always that the disclosing party shall use its best endeavours to procure that any Business Information so disclosed is kept confidential by the person to whom it is disclosed.

12.                                 COVENANT

The Company hereby covenants to BVP and WPTE that at all times following the date of this Agreement, the Company shall conduct the Business in accordance with (i) the Gaming Legislation and (ii) the Code of Conduct.

13.                                 INDEMNITIES

13.1                           In the event that the Company breaches the covenant at Clause 12 or the warranties at paragraph 16 of Schedule 5 (Warranties), the Company shall, to the extent lawful, indemnify and hold BVP and WPTE, their agents, affiliates and employees (excluding the BVP Directors) (together, the “Indemnified Persons”) harmless against all losses, liability, damages, costs and expenses incurred by the Indemnified Persons resulting directly or indirectly from such breach (“Losses”); provided that, in relation to a breach of Clause 12, calculation of Losses shall exclude any losses incurred by BVP or WPTE solely as a result of a reduction in the value of BVP’s or WPTE’s shareholding in the Company on account of such breach unless the Company may be held liable for such Losses as provided for in Clause 13.2 below.

13.2                           The Company shall not have any liability to the Indemnified Persons whether under the indemnity in Clause 13.1 or otherwise for any losses incurred on account of a reduction in the value of such person’s shareholding in the Company, if such reduction is the result of a breach of the covenant at Clause 12 and if such breach can be shown by the Company to have been unknowingly committed by the Company after: (1) its reasonable investigation of the Gaming Legislation; (2) consultation with legal counsel; and (3) having ensured that the Business is operating in compliance with the Code of Conduct and such Gaming Legislation as it was aware of pursuant to (1) - (2) above.

13.3                           If the Last Accounts change from the date of this Agreement to the date upon which they are formally signed by the Auditors and such change discloses a material liability not disclosed by the Last Accounts at the date of this Agreement, the Company shall indemnify the Investors for any losses incurred on account of a reduction in the value of such person’s shareholding in the Company as a result of such material liability.

14.                                 Implementation

14.1                           Each party undertakes to each other that it shall (and shall ensure that any nominee for it will), in so far as it is able, execute any deeds or documents and exercise or waive any rights and generally take any action which may be necessary for this Agreement or the Articles to be carried into effect.

14.2                           In this Agreement, where any action is required to be taken, or refrained from being taken, by the Company, the Shareholders (other than the Investors) and the Founder shall exercise their respective rights (including voting rights) and powers as a director or shareholder, as the case may be, to ensure that such action is taken, or is refrained from being taken, as the case may be and where any vote is required by law for any action required of the Company pursuant to this Agreement or the Articles, if the Investor Majority vote in favour of any such action then all the Shareholders shall so vote.

14.3                           The parties agree that upon a merger or consolidation of the Company with or into another entity, a spin-off, a corporate reorganisation affecting the Company or a similar transaction affecting the Company’s issued share capital, any shares, securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any Restricted Shares (as defined in the Articles) shall immediately be subject to compulsory transfer on cessation of employment equivalent to the provisions of Article 12 of the Articles and each of the parties undertakes to each other than it shall (and shall ensure that any nominee for it will) execute any deeds or documents necessary to give effect to this Clause, including any deeds and documents necessary to ensure that in the event of a merger or consolidation of the Company with or into another entity or any other corporate reorganisation, such compulsory transfer provisions may be exercised by the Company’s successor or acquirer on equivalent terms to those contained in the Articles.

15.                                 Liquidation Preference

15.1                           The Preference Shares shall rank senior to all other classes of Shares for the purposes of, inter alia, a Sale, liquidation or winding up.  Such “liquidation preference” is set out in the Articles and the parties to this Agreement hereby agree that the Articles shall not be amended in any manner that may prejudice such preference without the prior written consent of BVP.

16.                                 PFIC AND CFC

16.1                           Notwithstanding any other provisions of this Agreement or the Articles to the contrary and without prejudice to the rights of BVP pursuant to clause 5 and Article 5.5 of the Articles:

(a)                                  the Company shall not, and the Founder shall procure that the Company shall not, without the prior written consent of BVP, issue or allot any Shares to any person if following such issue or allotment the Company, in the reasonable opinion of counsel or accountants appointed by BVP, would be a CFC with respect to the Shares held by BVP;

(b)                                 no later than two (2) months following the end of each Company taxable year, the Company shall provide the following information to BVP:  (i) the Company’s capitalisation table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC.  In addition, the Company shall provide BVP with access to such other Company information as may reasonably be required by BVP to determine the Company’s status as a CFC to determine whether BVP is required to report its pro rata portion of the Company’s Subpart F Income on its United States federal income tax return, or to allow BVP to otherwise comply with applicable United States federal income tax laws;

(c)                                  the Company shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a CFC and regarding whether any portion of the Company’s income is Subpart F Income.  In the event that the Company is, in the reasonable opinion of the Company’s tax advisors or of counsel or accountants appointed by BVP, a CFC with respect to the Shares held by BVP, the Company shall and the Founder shall procure that the Company shall use reasonable endeavours to ensure that it minimises, to the extent practicable, any Subpart F Income;

(d)                                 the Company shall use its reasonable endeavours to avoid being a PFIC.  The Company shall make due inquiry with its tax advisors on at least an annual basis regarding its status as a PFIC, and if the Company is informed by its tax advisors that it has become a PFIC, or that there is a likelihood of the Company being classified as a PFIC for any taxable year, the Company shall promptly notify BVP of such status or risk, as the case may be.  In the event that BVP notifies the Company in writing that it has made a QEF Election, the Company shall and the Founder shall procure that the Company shall:

(i)                                     as soon as reasonably practicable following the end of each taxable year of the Company (but in no event later than 90 days following the end of each such taxable year) provide to BVP an annual PFIC information statement; and

(ii)                                  during business hours, provide access to BVP to the Company’s books, records, documents, information and employees as is reasonably required by BVP in order that it may prepare and file US federal income tax returns in connection with such QEF Election;

(e)                                  the Company shall, and the Founder shall procure that the Company shall, take such action as is reasonably necessary including, without limitation, making an election to be treated as a corporation (for the purposes of the Code) or refraining from making an election to be treated as a partnership (for the purposes of the Code) as may be reasonably required by BVP, acting on the advice of its counsel or accountants, to ensure that the Company is, at all times, treated as a corporation for United States federal income tax purposes; and

the Company shall make due inquiry with its tax advisors on at least an annual basis regarding whether BVP’s interest in the Company is subject to the reporting requirements of either or both of Sections 6038 and 6038B of the Code (and the Company shall duly inform BVP of the results of such determination), and in the event that the Company’s tax advisors or BVP’s tax advisors determine that BVP’s interest in Company is subject to such reporting requirements, Company agrees, upon a request from BVP, to provide such information to BVP as may be necessary to fulfil BVP’s obligations thereunder.

16.2                           In addition to the Preferential Dividend (as defined in the Articles) and without prejudice to the entitlement to receive the Preferential Dividend in its entirety, if any Major Investor is required as a result of the application of the CFC rules or a QEF Election to the Company to include any amount in gross income for United States federal income tax purposes, the Investor Majority shall have the right to require that the Company makes a cash distribution sufficient to cover the tax liabilities incurred by any such Major Investor with respect to such amount (provided that a per-share distribution is paid to all other holders of Preference Shares if required by law in an amount which is the minimum required by law).

17.                                 Exit

17.1                           Parties’ Intentions.  It is the intention of the parties that the Business be developed so that within 4 years of Completion the entire issued share capital of the Company may be either sold to a third party or all or part of the issued share capital be subject of a Qualified Public Offering (an “Exit”).

17.2                           Co-operation.  If it is proposed by the Investors pursuant to clause 17.1 to seek an Exit, each of the parties to this Agreement shall:

(a)                                  give such co-operation and assistance as the Investors may reasonably request; and

(b)                                 exercise all such rights and powers as they may have in relation to the Company whether as a director, shareholder or otherwise, so as to procure (so far as he or it is able so to procure) that an Exit is achieved in accordance with such proposal.

17.3                           No giving of Warranties.  The Founder acknowledges that none of the Investors nor any BVP Director intend to give any warranties (except as to title to any Shares beneficially owned by the Investor) or any indemnities in connection with an Exit.

17.4                           Registration Rights.  Each of the Investors shall be entitled to the registration rights set forth in the Registration Rights Agreement.  Any registration rights previously granted to any Shareholder are hereby revoked and shall be replaced by the registration rights set out herein.  The Company will not grant registration rights to any other Shareholder in the Company with rights superior to those granted to the holders of Preference Shares without the prior written approval of each of the Investors.

17.5                           On an Exit no transfers or sales shall be permitted during any lock-up period required by the underwriters or brokers in connection with the Exit.

17.6                           On a Listing, each Party hereby agrees that they shall not sell or otherwise transfer any interest in any Shares owned by them immediately prior to the date of such Listing, for a period of 180 days following the date of such Listing provided that the Directors and holders of 1% or more of the Company’s fully-diluted share capital agree and comply with the same restriction.  Each Party further agrees to enter into a lock-up agreement with any underwriter, sponsor or corporate finance adviser in the terms hereof.

18.                                 wpte put option

18.1                           In the event that (i) WPTE terminates the Partnership Contract pursuant to the provisions of clause 23.5 thereof, or (ii) after the termination of the Partnership Contract for any reason, WPTE’s board of directors reasonably determines that (a) WPTE’s ownership of the Shares, (b) any one or more of the provisions of this Agreement, or (c) an affiliation with the Company or individuals employed by the Company or a part of the Company’s network could jeopardise any gaming regulatory license or permit held or applied for by WPTE or its parent company, Lakes Entertainment, Inc. (and the Company has failed to cure or rectify the issues outlined above to WPTE’s reasonable satisfaction within 30 days of the termination (the “Cure Period”)), then WPTE shall have the right to serve notice on the Company (“the Put Notice”) to the effect that either (i) it requires the Company to repurchase the Shares then held by it (“the WPTE Sale Shares”) or (ii) it wishes to transfer the WPTE Sale Shares to a third party.  The Put Notice must be given by WPTE in writing to the Company within 15 Business Days of the end of the Cure Period in order to be valid.  The Put Notice may only be given in respect of all the Shares then held by WPTE.

18.2                           In the event that WPTE requires the Company to repurchase the WPTE Sale Shares, the Company shall, to the extent that it is lawfully able to do so, repurchase the WPTE Sale Shares at a price per Share equal to the lower of the Fair Market Price (as determined by the Auditors) or the Preference Issue Price.  Provided it is lawfully able to do so, the Company shall repurchase the WPTE Sale Shares and pay the consideration therefor within 15 Business Days of the determination of the Fair Market Price hereunder.  In the event WPTE disagrees with the Auditor’s determination of the Fair Market Price, WPTE will select an auditor and both WPTE’s auditor and the Auditors will mutually select a third independent auditor (the “Independent Auditor”) which will determine the Fair Market Price.  The Independent Auditor’s determination of the Fair Market Price shall be binding on the parties hereto, but in no event will the Company be required to pay in excess of the Preference Issue Price pursuant to this clause 16.2.

18.3                           In the event that WPTE wishes to sell the WPTE Sale Shares to a third party, WPTE shall specify the price (“the WPTE Sale Shares Price”) at which it intends to sell the WPTE Sale Shares in the Put Notice.  The Company shall within 15 Business Days of receipt of the Put Notice notify WPTE in writing whether the Founder and/or the Major Investors (other than WPTE) are willing to purchase the WPTE Sale Shares at the WPTE Sale Shares Price.  In the event that the Founder and/or the Major Investors (other than WPTE) are so willing, WPTE shall transfer the WPTE Sale Shares to such shareholders in consideration for the WPTE Sale Shares Price.  In the event of competition, the Founder and the Major Investors (other than WPTE) shall purchase the WPTE Sale Shares pro-rata to their shareholdings.  In the event that the Founder and/or the Major Investors (other than WPTE) purchase the WPTE Sale Shares, such shareholders agree to pay (in proportion to the WPTE Sale Shares purchased by them) half of the reasonable expenses of the third party named in the Put Notice in connection with its evaluation of the purchase of the WPTE Sale Shares, except to the extent that WPTE would not otherwise be responsible for such expenses.  In the event that such shareholders are not willing to purchase some or all of such shares, WPTE may transfer the WPTE Sale Shares to the third party nominated in the Put Notice at the WPTE Sale Shares Price but not otherwise. The parties agree and acknowledge that the right of first refusal provisions contained in clause 8 of the Company’s Articles of Association will not apply to the sale of any WPTE Sale Shares pursuant to this clause 18.3.

19.                                 Costs

19.1                           At and conditional upon Completion, the Company shall pay the reasonable legal and other costs of the Investors in connection with the negotiation, preparation and exchange of this Agreement and the matters referred to herein.

19.2                           The Company shall pay to the Investors on demand:

(a)                                  all costs and expenses (including legal, administrative and out-of-pocket expenses and any related Value Added Tax) reasonably and properly incurred by the Investors in connection with the amendment of this Agreement; and

(b)                                 all costs and expenses (including legal and out-of-pocket expenses and valuer’s fees and any related Value Added Tax) reasonably and properly incurred by the Investors in contemplation of, or otherwise in connection with, the enforcement of any rights under this Agreement.

20.                                 Announcements and Confidentiality

20.1                           Agreement Confidential.  The terms of this Agreement and all related documents and the negotiations relating thereto are strictly confidential and no disclosure relating thereto shall be made or issued by or on behalf of any party to this Agreement to any third party (other than its professional advisers or bankers or by WPTE to the Securities and Exchange Commission (the “Commission”) in connection with its required filings with the Commission) except in the terms and at the time agreed by the parties, but such agreement shall not be unreasonably withheld or delayed.

20.2                           Permitted Disclosures.  The provisions of clause 11.2 shall apply mutatis mutandis in relation to the obligations of the parties under clause 20.

21.                                 Termination

21.1                           Effect of Share Transfer.  This Agreement shall (subject to clauses 11, 17.4, 18, 20 and 21.2) cease to bind any party hereto which ceases to own any Shares with effect from the date on which the transferee of that party’s Shares assumes all of that Shareholders’ obligations under this Agreement unless it is agreed by the parties that such assumption is unnecessary.

21.2                           Continuing Effect.  The terms of this Agreement shall, notwithstanding its termination, continue to bind the parties hereto thereafter to such extent and for so long as may be necessary to give effect to the rights and obligations embodied in this Agreement.

21.3                           Termination of Agreement.  Upon the completion of an Exit, this Agreement shall terminate but without prejudice to clauses 14.3, 17.4 and 20 and to the accrued rights and obligations of any party.

22.                                 Provisions relating to this Agreement

22.1                           Entire Agreement.  This Agreement constitutes the entire agreement between the parties regarding the subject matter of this Agreement and supersedes all earlier agreements of any kind regarding the same (including the term sheet dated 21 March 2006 made between the parties), all of which are hereby terminated and shall cease to have effect in all respects, and the parties confirm that there are no collateral or supplemental agreements relating to this Agreement other than those (if any) executed contemporaneously with this Agreement.

22.2                           Assignment.  This Agreement shall be binding on and enure for the benefit of each party’s successors and assigns save that any purported assignment, charge, transfer or other disposition by a party of the benefit of this Agreement (or any related document) or of any of its claims or rights (whether to damages or otherwise) or obligations arising under or in connection with this Agreement (or any related document) which is made without the other parties’ prior written consent shall be void for all purposes.

22.3                           No Right of Set-off.  Save as provided in clause 2 and clause 10.1, no party shall be entitled to set off against any sums owing by it to any other party or any of them under or in connection with this Agreement or any related document any sums owing by such other party to it under or in connection with this Agreement or any related document.

22.4                           Waiver of this Agreement.  In its sole and absolute discretion, the Investor Majority may waive (in whole or in part) any provision of, or any of its rights under, this Agreement or any related document, and may do so unconditionally or subject to any terms which it thinks fit.

22.5                           Variations, Waivers to be in writing.  Any variation of this Agreement, or any waiver connected with this Agreement, shall be void for all purposes unless:

(a)                                  in the case of a variation, it is agreed to in writing signed by or on behalf of the Company and the Investor Majority provided that in the event such variation adversely affects the obligations or rights of the Founder in a different manner from the other parties, such variation shall also require the written consent of the Founder; or

(b)                                 in the case of a waiver, it is set out in writing signed by or on behalf of the party granting the waiver.

22.6                           Rights not affected by Completion.  Without limiting the generality of clause 19.4, no party shall lose, or be precluded (permanently or temporarily) from exercising, any right or remedy which is conferred on it by this Agreement or any right or remedy which it has in connection with this Agreement under the general law as a result of Completion having taken place or of any delay, acquiescence or lack of diligence on its part in seeking relief or by any act or course of conduct by it which would otherwise imply that it was affirming this Agreement (or a related agreement) after a breach by one or more of the other parties, nor shall any single or partial exercise of any right or remedy preclude the exercise of any other right or remedy.

22.7                           Provisions of Agreement Severable.  If any one or more of the provisions of this Agreement is, or becomes, invalid, unenforceable or illegal, the validity, enforceability or legality of the remaining provisions shall not be impaired.

22.8                           No Partnership.  Nothing in this Agreement shall create a partnership between the parties hereto or any of them.

22.9                           Supremacy of this Agreement.  If any of the provisions of this Agreement are inconsistent with or in conflict with any of the provisions of the Articles then to the extent of any such inconsistency or conflict the provisions of this Agreement shall prevail as between the parties and the Shareholders shall use their powers as shareholder to amend the Articles and shall not exercise any rights conferred on them by the Articles which are or may be inconsistent or in conflict with this Agreement.

22.10                     Counterparts.  This Agreement may be executed in one or more counterparts (including facsimile copies) which, when taken together shall form the same agreement.

23.                                 Notices

23.1                           Any communication to be given in connection with this Agreement shall be in writing in English and shall either be delivered by hand or sent by first class post or fax to any party at the address of that party shown on page 1 of this Agreement or such other address as the recipient may notify to the other parties for such purpose.

23.2                           A communication sent according to clause 23.1 shall be deemed to have been received:

(a)                                  if delivered by hand, at the time of delivery; or

(b)                                 if sent by pre-paid first class post, on the second day after posting; or

(c)                                  if sent by fax, at the time of completion of transmission by the sender.

If, under the preceding provisions of this clause 23.2, a communication would otherwise be deemed to have been received outside normal business hours in the place of receipt, it shall be deemed to have been received at 9:30am on the next Business Day in that place of receipt.

24.                                 Governing Law and Jurisdiction

24.1                           This Agreement is governed by and is to be construed in accordance with the laws of England and Wales.

24.2                           The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

SCHEDULE 1

The Existing Shareholders

Member	Number of Ordinary Shares

Alan Dursham 137 Waldegrave Road Teddington Middlesex TW11 8LL	426,087

Justin Funnell Mountfield Wickhurst Road Bayleys Hill Sevenoaks Kent TN14 6LY	426,087

Peter Olof Karsten St. Crispin The Friary Old Windsor SL4 2NS	17,602,773

Gavin James McArdell 54 Handy Lane Wokingham RG41 4ST	1,507,555

Richard Rydbeck PL37, 13721 Parola Finland	666,667

Julia Stead Gloucester House 54 Richmond Hill Richmond Surrey TW10 6RQ	421,500

Paul Stead Gloucester House 54 Richmond Hill Richmond Surrey TW10 6RQ	140,297

Simon Walker 4 Heathermount Drive Crowthorne Berkshire RG45 6HN	100,000

Member	Number of Ordinary Shares

Peter Casey 188 Rathgar Road Dublin 6 Ireland	166,666

Justin Glaister 46 Brook Hill Woodstock Oxfordshire OX20	166,666

David Casey 188 Rathgar Road Dublin 6 Ireland	555,555

Marion Wolfertshofer Albrechtstrasse 35 80636 Munich Germany	112,263

TOTAL	22,292,116

SCHEDULE 2

Details of the Company

The Company

Registered Number:	04126153
Status:	private company limited by shares
Registered office:	42-46 High Street, Esher, Surrey KT10 9QY
Directors:	Karsten, Peter Olof Karsten, Richard Peter Hugo
Secretary:	SLC Corporate Services Limited

Bankers and Bank Accounts:	HSBC Bank plc

Auditors:	BDO Stoy Hayward LLP

Authorised share capital:	£341,798.55 consisting of 34,179,855 ordinary shares of nominal value £0.01 each
Issued share capital:	£222,921.16 consisting of 22,292,116 ordinary shares of nominal value £0.01 each

SCHEDULE 3

Part A – Consent Matters

1.                                       Permit or cause to be proposed any alteration to its share capital (including any increase thereof or the creation of any securities having rights, preferences or privileges senior to or on a par with the Preference Shares) or the rights attaching to its shares or waive any right to receive payment on any of its shares issued partly paid.

2.                                       Create, allot or issue any share or loan capital or grant or agree to grant any warrants or options for the issue of any share or loan capital or issue any securities convertible into shares, except in accordance with this Agreement.

3.                                       Reduce of the amount standing to the credit of the Company’s share premium account or capital redemption reserve other than as expressly provided for in the Articles.

4.                                       Establish any employee incentive plan or scheme other than contemplated in the Agreement.

5.                                       Permit or cause to be proposed any amendment to its memorandum of association or the Articles.

6.                                       Pay a dividend on or repurchase of any Shares or redeem any loan capital (excluding employee or consultant share repurchases upon termination of employment or service at the lower of Fair Market Value or cost or otherwise as approved by the Board including each BVP Director, or as specifically provided in the Articles).

7.                                       Cease or propose to cease to carry on the business of the Company or for it to be wound up, dissolved or liquidated save where it is insolvent.

8.                                       Apply or permit its directors to apply to petition to the Court for an administration order to be made in respect of the Company.

9.                                       Factor any of its debts, or accept credit (except in the normal course of trading within limits previously agreed by the Investors).

10.                                 Increase or decrease the authorised number of directors on the Board, or permit the appointment of any person as a director, or remove any director other than pursuant to Clause 7.

11.                                 Approve any Liquidation Event or other merger, liquidation, dissolution, reorganisation or acquisition of the Company or sale of all or a substantial part of the business, undertaking or assets of the Company.

12.                                 Incur any indebtedness (including obligations under hire-purchase and leasing arrangements) in relation to any item exceeding (or where obligations could exceed) £150,000 or items which in aggregate exceed £150,000.

13.                                 Dispose of any asset of a capital nature having a book or market value greater than £50,000.

14.                                 Establish any new branch, agency, trading establishment or business or close any such branch, agency, trading establishment or business.

15.                                 Do any act or thing outside the ordinary course of the business carried on by it.

16.                                 Make any change to:

(a)                                  its auditors;

(b)                                 its bankers or the terms of the mandate given to such bankers in relation to its account(s);

(c)                                  its accounting reference date; or

(d)                                 the budget for any given financial year;

17.                                 Mortgage or charge or permit the creation of or suffer to subsist any mortgage or fixed or floating charge, lien (other than a lien arising by operation of law) or other encumbrance over the whole or any part of its undertaking, property or assets.

18.                                 Conduct any litigation material to the Company, save for the collection of debts arising in the ordinary course of the business carried on by the Company.

19.                                 Take or agree to take any leasehold interest in or licence over any real property.

20.                                 Enter into any transaction or make any payment other than on an arm’s length basis for the benefit of the Company.

21.                                 Enter into or vary or take any action in relation to or otherwise in connection with any unusual or onerous contract or any other material or major or long term contract.

SCHEDULE 3

Part B - Matters which the Company cannot undertake without the consent of a BVP Director

A.                                   Make any loan or advance to, or own any shares or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

B.                                     Make any loan or advance to any person (including any employee or Director), other than in the ordinary course of business disclosed to the Board;

C.                                     Enter into or give or permit or suffer to subsist any guarantee of or indemnity or contract of suretyship for or otherwise commit itself in respect of the due payment of money or the performance of any contract, engagement or obligation of any other person or body other than for trade accounts of the Company or for a wholly owned subsidiary of the Company arising in the ordinary course of business;

D.                                    Make any investment (including the acquisition of any shares in the capital of any other company), other than investments in prime commercial paper, money market funds or certificates of deposit pursuant to a plan approved by the Board;

E.                                      Enter into or be a party to any transaction with any Director or any person connected with such a Director;

F.                                      Engage, dismiss or change the compensation of any employee, including approving the adoption or amendment of any share option plans (including the Share Option Plan or any increase in the number of shares reserved thereunder), or award compensation packages (or amend any existing packages) in each case in excess of £100,000 per year;

G.                                     Provide for acceleration of vesting of options or shares to employees on any condition, or issue equity securities to one person representing in excess of 1% of the fully diluted share capital of the Company (including pursuant to the Share Option Plan);

H.                                    Make any alterations to the nature or scope of, or cease to carry on, the Business, make any material changes to the jurisdiction where the Business is managed and controlled, or commence any new business;

I.                                         Deal in any way (including the acquisition or disposal, whether outright or by way of licence or otherwise howsoever) with its Intellectual Property other than in the ordinary course of business;

J.                                        Sell, lease or purchase any domain names;

K.                                    Select a managing underwriter for the Qualified Public Offering or financial advisor to the Company in connection with a sale of the Company;

L.                                      Entering into the Prohibited Business.

SCHEDULE 4

Resolution

3G SCENE LIMITED (Company)

(company number 4126153)

Written resolutions passed under Section 381A

of the Companies Act 1985.

We, the undersigned, being the members of the Company entitled to attend and vote at general meetings of the Company, hereby resolve that the following resolutions shall take effect as an special resolutions pursuant to and in accordance with section 381A of the Companies Act 1985 (Act), a copy having been delivered to the Company’s auditors before being delivered to the Company’s members for signature.

Special Resolutions

(1)                                  That the articles of association produced to the shareholders be adopted as the new articles of association of the company in substitution for and to the exclusion of the existing articles of association.

(2)                                  That the authorised share capital of the company is increased from £341,798.55 (three hundred and forty one thousand seven hundred and ninety eight pounds and fifty five pence) to £701,548.55 (seven hundred and one thousand five hundred and forty eight pounds and fifty five pence) by creating 35,975,000 cumulative redeemable preference shares of one pence each.

(3)                                  That the directors be and are hereby generally and unconditionally authorised pursuant to section 80 of the Act to allot relevant securities of the Company (within the meaning of section 80 of the Act) up to the amount of the Company’s authorised but un-issued share capital at the date of the passing of this resolution, such authority, unless previously revoked or varied by the company in general meeting, to expire on the fifth anniversary of the date of the passing of this resolution, except that the directors may allot relevant securities pursuant to an offer or agreement made before the expiry of the authority.

(4)                                  That the directors are authorised to allot up to 35,974,997 cumulative redeemable preference shares of one pence each under the authority conferred by resolution number 3, as if clause 4.1 of the Company’s articles of association did not apply to the allotment, such power to expire on 31 December 2006 or, if earlier, the date of the company’s next annual general meeting.

SCHEDULE 5

Warranties

1.                                       THE SHARES, ISSUES OF SHARES AND DISTRIBUTIONS

1.1                                 Share capital.  The Existing Shares constitute 100% of the issued and allotted share capital of the Company and are fully paid and there is no Security Interest, option, conversion right, right to acquire, or other adverse interest, right, equity, claim or potential claim of any description on or over or affecting any of the Shares nor are there any agreements or commitments to give or create any such encumbrance.

1.2                                 Percentage of Investor Shares.  The Investor Shares will, when issued, on a fully converted and diluted basis, constitute 59.5% of the issued and allotted ordinary share capital of the Company.

1.3                                 Information true and complete.  The information set out in Schedules 1 and 2 relating to the Existing Shareholders, Founder, the Company and its wholly-owned subsidiaries is true, complete and accurate and not misleading and, in particular, the Existing Shareholders are the legal and beneficial owners of the Shares set opposite their respective names in Schedule 1 free from any Security Interest.

1.4                                 No Security Interest.  The Company has not created or issued or put under option or granted any Security Interest over or any right to acquire or call for the issue of any shares or loan capital of the Company now or at any time in the future and has not agreed to do any of the foregoing and no person has made any claim to be entitled to any of the foregoing.

1.5                                 Options.  There are no options outstanding and no outstanding rights to call for the issue or transfer of any shares in the capital of the Company.

1.6                                 General.  The Company has not since incorporation:

(a)                                  made any issue of securities by way of capitalisation of profits or reserves (including share premium account and capital redemption reserve);

(b)                                 purchased or redeemed any shares of any class of its share capital or otherwise reduced its share capital;

(c)                                  issued any securities within the meaning of section 254(1) of the Taxes Act which remain in issue at the date hereof in circumstances where the interest payable thereon falls or has fallen to be treated as a distribution under section 209(2) of the said Act; or

(d)                                 given any financial assistance in connection with any such acquisition of share capital as would fall within sections 151 to 158 (inclusive) of the Companies Act,

or agreed to do any such thing (whether at the option of any other person or otherwise).

1.7                                 No agreement/arrangement.  Neither the Company, nor so far as the Warrantors are aware the Existing Shareholders nor any other Directors are party to any agreement or arrangement concerning:

(a)                                  the transfer or disposal of any Shares or any interest therein or any restriction thereon or obligation relating thereto;

(b)                                 the exercise of votes at a meeting of the Board or of the holders of any class of Shares; or

(c)                                  the right to appoint or remove any directors of the Company.

1.8                                 The Existing Shareholders are collectively the legal and beneficial owners of the entire issued share capital of the Company.

2.                                       THE EXISTING SHAREHOLDERS

None of the Existing Shareholders and none of their respective Connected Persons:

(a)                                  so far as the Warrantors are aware have any direct or indirect interest in any other company or business which has a close trading relationship with or which is (so far as the Warrantors are aware) or is likely to be or become competitive with the Company;

(b)                                 owe any indebtedness or other liability to the Company whether actually or contingently, whether solely or jointly with any other person and whether as principal or surety, and there is no such indebtedness or liability due or owing by the Company to the Existing Shareholders, the Founder or any of their Connected Persons; and

(c)                                  are, or at any time during the last three years have been, party to any agreement with the Company or in which the Existing Shareholders, the Founder or any of their Connected Persons is or has been interested, whether directly or indirectly.

3.                                       SUBSIDIARIES

The Company is not the holder or beneficial owner of any shares or securities of, or of any other interest in, any undertaking (whether incorporated or unincorporated and whether in the United Kingdom or elsewhere) and has not agreed to acquire any such shares, securities or interest.

4.                                       FINANCIAL MATTERS

4.1                                 Accounts

(a)                                  The Last Accounts of the Company give a true and fair view of the state of affairs of the Company as at the Last Accounts Date and of its results for the financial year ended on the Last Accounts Date.

(b)                                 Without limiting the generality of paragraph (a):

(i)                                     the Last Accounts of the Company either make full provision for or disclose all liabilities (whether actual, contingent or disputed and including financial lease commitments and pension liabilities), all outstanding capital commitments and all bad or doubtful debts of the Company as at the Last Accounts Date, in each case in accordance with generally accepted accounting principles;

(ii)                                  the Accounts were prepared under the historical convention, complied with the requirements of all relevant laws then in force and with all statements of standard accounting practice (or financial reporting standards) and generally accepted accounting principles of the United Kingdom then in force;

(iii)                               except as stated in its Accounts, no changes in the accounting policies were made by the Company in any of its two financial years ended on the Last Accounts Date; and

(iv)                              the results shown by the Accounts were not (except as therein disclosed) affected by any extraordinary or exceptional item or by any other factor rendering such results for all or any of such periods unusually high or low.

4.2                                 Since the Last Accounts Date:

(a)                                  the Company has carried on its business as a going concern;

(b)                                 the Company has not incurred any material liability other than in the ordinary course of its business;

(c)                                  there has been no material change in the assets and liabilities of the Company;

(d)                                 there has been no material adverse change in the financial or trading position of the Company;

(e)                                  the Company has not made (or agreed to make) any change in the basis or amount of the emoluments of or benefits for its directors or any of its employees;

(f)                                    the Company has not acquired or set up (or agreed so to do) any new business, branch or subsidiary; and

(g)                                 the Company has not borrowed any monies except from its bankers in the ordinary course of business and within the limits of the facilities available to it.

4.3                                 Business Plan.  The information concerning the Company contained in the Business Plan and the projections contained therein have been diligently prepared (having regard to what is reasonable for the size and stage of development of the Company).  The assumptions and statements of belief upon which the Business Plan are based and the business model underlying the Business Plan have been carefully considered, given in good faith and are honestly believed to be reasonable having regard to the information available to the Company and to the market conditions prevailing at the date of this Agreement.

5.                                       AGREEMENTS AND FINANCIAL ARRANGEMENTS

5.1                                 True and complete copies of all contracts, agreements, guarantees, indemnities, letters of intent and memoranda of understanding which are material to the business of the Company in each case to which the Company is a party or by which the Company is bound or obligated, are attached to the Disclosure Letter.

5.2                                 The Company is not a party to any contract, agreement, guarantee, indemnity, letter of intent or memorandum of understanding (whether in writing or otherwise) that is not attached or described in the Disclosure Letter which is or could be material to the business of the Company.

5.3                                 The Company is not a party to any contract entered into otherwise than in the ordinary and usual course of business or otherwise than on arm’s length terms.

5.4                                 Agreements.  In relation to each outstanding agreement to which the Company is a party which is disclosed under paragraph 5.1 above:

(a)                                  the Company is in the possession of each such agreement;

(b)                                 there are no written or oral agreements which derogate from the obligations of any person other than the Company or increase the obligations of the Company thereunder;

(c)                                  each such agreement is valid and subsisting and has not been terminated and, so far as the Warrantors are aware, is fully enforceable in accordance with its terms and none of such agreements is subject to a Security Interest granted or created by the Company;

(d)                                 the Company is not in breach of any of the terms, undertakings, covenants and agreements on its part to be fulfilled, performed and observed under each of such agreements;

(e)                                  the Company has paid all taxes, duties, imposts and other charges payable in respect of such agreements so far as such taxes, duties, imposts and other charges fall upon the Company and have become due;

(f)                                    all necessary licences, approvals and consents required by the Company prior to the entry into each of such agreements and for their continuation were duly obtained and are subsisting and, so far as the Warrantors are aware, no circumstances have arisen which may lead to withdrawal or failure to renew, if applicable, of any such licence, approval or consent;

(g)                                 so far as the Warrantors are aware, no counterparty is entitled to make a valid claim against the Company in respect of any representation, breach of condition or warranty or other express or implied term relating to any such agreements and no matter exists which would or might enable a person other than the Company to raise a set-off, deduction, withholding or counterclaim in any action for breach of the relevant agreement or otherwise give any person other than the Company the right to withhold or delay payment of any sum due from it under the terms of the relevant agreement or the performance of any of its obligations thereunder;

(h)                                 no act or thing has been done or omitted to be done by or on behalf of the Company which would or might reasonably be expected to invalidate such agreement;

(i)                                     no person (other than the parties to such agreements) has any rights in respect of any such agreements,

and no such agreement could be avoided in a winding up and, so far as the Warrantors are aware, there are no circumstances likely to cause any of the foregoing.

5.5                                 Debts

(a)                                  Full and accurate details of all overdrafts, loans (including inter-company loans) or other financial facilities outstanding or available to the Company are contained in the Disclosure Letter.

(b)                                 To the Warrantors’ knowledge the Company is not in default under any instrument constituting any indebtedness or under any guarantee of any indebtedness and there is at the date hereof no reason why any such indebtedness or guarantee should be called or the liabilities thereunder accelerated before their due date (if any) or any loan facilities terminated.

6.                                       ASSETS

6.1                                 Assets owned by the Company.  All material assets used in connection with the business of the Company are the absolute property of and in the possession or under the control of the Company and (except as shown or reflected in the Warranted Management Accounts) are not subject to any Security Interest, royalty, contract of sale, hire or hire-purchase agreement, leasing agreement or agreement for payment on deferred terms or other similar arrangement or bill of sale.

6.2                                 Assets in good repair.  Each asset needed for the proper conduct of the Business is in good repair and working order (fair wear and tear excepted).

6.3                                 Real Property.   The Disclosure Letter sets out accurate details of all real property owned or occupied by the Company and in the case of real property occupied by the Company the terms of such occupation.

6.4                                 The assets of the Company and the facilities and services to which the Company has a contractual right include all rights, properties, assets, facilities and services which are in the reasonable view of management necessary for the carrying on of the business of such company in the manner in which it is currently carried on.

6.5                                 The Company does not depend in any material respect upon the use of assets owned by, or facilities provided by, any of the Founder and/or the Existing Shareholders.

7.                                       INTELLECTUAL PROPERTY

7.1                                 Protection.  The Company has taken all reasonable steps to protect the Intellectual Property owned by it.

7.2                                 No infringement.  To the Warrantors’ knowledge, no activities of the Company have infringed or do infringe or are likely to infringe any Intellectual Property Rights of any third party and to the Warrantors’ knowledge, no claim has been made or threatened against the Company or any such licensee which alleges any improper act or disputes the right of the Company to use any Intellectual Property Rights relating to the Business and the Warrantors are not aware of any circumstances likely to give rise to such a claim.

7.3                                 Ownership.  Except as set out in paragraph 7.6 below, all Intellectual Property Rights, including know-how (whether registered or not or applied for), which are used by and/or are likely to be material to the business of the Company, are (or in the case of applications will be) legally and beneficially vested solely and exclusively in the Company and are free from any encumbrances or other Security Interests.

7.4                                 No disclosure of information.  Other than in the ordinary course of business and subject to appropriate obligations of confidentiality, the Company has not knowingly disclosed or permitted to be disclosed to any person (other than to the Shareholders and to its agents, employees or professional advisers) any Business Information or any of its Know How, trade secrets, confidential information or lists of customers or suppliers.

7.5                                 Registration. Full details of all registered Intellectual Property Rights (including applications to register the same) and all commercially significant unregistered Intellectual Property Rights owned by the Company are set out in the Disclosure Letter.

7.6                                 Licences. Other than licences given to users or gamers in the ordinary course of business, full details are set out in the Disclosure Letter of all licence and other agreements relating to Intellectual Property Rights to which the Company is a party (whether as licensor or licensee) and which are or could be reasonably considered to be material to the Company.  The Company is not in breach of any such agreement and so far as the Warrantors are aware no third party is in breach of any such agreement.

7.7                                 Validity. To the best of the Warrantors’ information, all the Intellectual Property Rights described in 7.5 above and all agreements disclosed in relation to sub-paragraph 7.6 above are valid and subsisting and nothing has been done or omitted to be done by the Company, and the Warrantors are unaware of any act or omission of any third party, which would jeopardise the validity or subsistence of any of such Intellectual Property Rights or such agreements.

7.8                                 Third Party Infringement.  So far as the Warrantors are aware, there does not exist any actual or threatened infringement by any third party of any Intellectual Property Rights owned by the Company (including misuse of confidential information) or any event likely to constitute such an infringement nor has the Company acquiesced in the unauthorised use by any third party of any such Intellectual Property Rights, nor is there any actual or threatened infringement by any third party of any Intellectual Property Rights used under licence by the Company which is likely to materially adversely affect the business of the Company.

7.9                                 Employees.  None of the employees or the Founder has any interest or rights in or to receive any payment or right in respect of any Intellectual Property Rights used by the Company (including all computer software designed, written, programmed or developed by the Company, the Founder or any employees or ex-employees of the Company and used by the Company).

7.10                           Employee Claims.  No claims have been received from employees or ex-employees to receive any payment or right in respect of any Intellectual Property Rights used by the Company.

7.11                           No Intellectual Property Rights owned by the Company and no licence listed in the Disclosure Letter pursuant to Warranty 7.6 will be lost, or rendered liable to any right of termination or cessation by any third party, by virtue of the performance of the terms of this Agreement.

7.12                           (a)           All the accounting records and systems (including but not limited to computerised accounting systems) of the Company are recorded, stored, maintained or operated or otherwise held by the Company and are not wholly or partly dependent on any facilities or systems which are not under the exclusive ownership or control of the Company;

(b)                                 The Company owns or is licensed to use all software necessary to enable it to continue to use its computerised records for the foreseeable future in the same manner in which they have been used prior to the date of this Agreement and, does not share any user rights in respect of such software with any other person;

(c)                                  Neither the hardware nor the software owned and/or used by the Company has been affected by any defects or faults which have caused any material interruption to the Company’s business at any time during the 12 months prior to the date of this Agreement.

8.                                       INSURANCE

8.1                                 General.  A summary of the insurances maintained by the Company is set out in the Disclosure Letter and:

(a)                                  nothing has been done or has been omitted to be done whereby any of the said policies has or may become void or voidable or the premiums may become increased;

(b)                                 the said policies will continue in full force and effect notwithstanding Completion and the policies together with the receipts for the latest premiums payable in respect thereof are in the possession of the Company; and

(c)                                  all premiums payable in respect of such insurance policies have been duly paid and none of the policies contain any special or abnormal terms or restrictions or provide for the payment of any premium in excess of the normal rate.

8.2                                 No outstanding claims.  All claims made by the Company under its past and present insurances have been settled in full by the relevant insurers and there is no claim outstanding by the Company under any such policies of insurance and, so far as the Warrantors are aware, there are no circumstances likely to give rise to such a claim or which would or might be required under any such policies of insurance to be notified to the insurers.

9.                                       LITIGATION AND OTHER DISPUTES

9.1                                 No litigation.  Neither the Company nor the Founder nor any person for whose actions or defaults the Company may be vicariously liable is engaged in or a party to any litigation, arbitration, prosecution or other legal proceedings or in any proceedings or hearings before any statutory, governmental or supranational body, department, board or agency nor, so far as the Warrantors are aware, are any of the foregoing pending or threatened either against or by the Company or any such person and, to the knowledge of the Warrantors, there is no matter or fact in existence which might give rise to the same or form the basis of any criminal prosecution against the Company or any such person.

9.2                                 No breach of statutory duty etc.  The Company has not committed any breach of statutory duty or any tortious or other unlawful act which could lead to a claim for damages or an injunction being made against it and, so far as the Warrantors are aware, there are no circumstances likely to give rise to such a breach or act.

9.3                                 So far as the Warrantors are aware, the Company has not sold or supplied any product or service which does not comply in all material respects with all applicable laws, regulations, standards and requirements (excluding those relating to gaming activities) in circumstances where the liability of the Company is not fully covered by insurance.

10.                                 COMPLIANCE WITH LEGAL REQUIREMENTS

10.1                           Full compliance.  Except in respect of gaming activities the Company and every officer of the Company (in his capacity as such) has complied in all material respects with all relevant legislation in any part of the world applicable to it and/or its business.

10.2                           No ultra vires transactions.  Except in respect of gaming activities the Company is empowered and duly qualified to carry on business in all jurisdictions in which its present businesses are now carried on and has not entered into any ultra vires transaction.

10.3                           Filing.  All documents required by the Companies Acts to be filed with the Registrar of Companies in respect of the Company have been duly filed and to the best of the knowledge, information and belief of the Warrantors appear on publicly available records.

10.4                           Memorandum and Articles.  Compliance has been made with the memorandum and articles of association of the Company and all resolutions passed by the Company and all other legal requirements concerning the Company.

10.5                           Statutory and minute books.  The statutory and minute books of the Company have been properly and accurately written up and are up to date and the Company has not received any application or request for rectification of the register of members and all such books and records which are its property are in the possession of the Company or under its control.

10.6                           No other names.  The Company does not use on any of its stationery, in any of its advertisements or publicity materials, on any vehicles or premises or otherwise carry on business under, any name other than its full corporate name.

10.7                           Compliance with licences etc.  Except in respect of gaming activities the Company has obtained and complied with all licences (including statutory licences), permissions, authorisations, consents and exemptions required for all operations of its business and the Company has not received any notice relating to the non-compliance with, or continuation or renewal on less favourable terms of, any such licences, permissions, authorisations, consents and exemptions and none of the Warrantors know of any factors that might in any way prejudice the renewal or continuation of the same.

11.                                 EMPLOYMENT

11.1                           Employees.  The persons whose names, job titles and principal terms (including salary, commission, bonus, benefits and notice period) are set out in the Disclosure Letter are all the employees of the Company.  There are no outstanding offers of employment.  No changes have been made to the terms of employment of such employees since the Last Accounts Date and, since that date, no such employee has been paid, or become entitled to be paid, any bonus or payment in the nature of a bonus other than as set out in the Disclosure Letter.

11.2                           Notices.  No employee of the Company employed in a managerial or executive capacity has given, or has been given, notice of termination of his employment which is outstanding.

11.3                           Compliance. The Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all material respects with all statutes, regulations, codes of conduct, terms and conditions of employment, orders and awards relevant to their conditions of service or to the relations between it and its employees (or former employees, as the case may be).

11.4                           Benefits.  There is no arrangement to which the Company contributes or may become liable to contribute (whether or not legally enforceable) under which benefits of any kind (including any pension, gratuity, superannuation, life assurance, medical, accident, income replacement or disability benefit or otherwise to provide “relevant benefits” within the meaning of section 612(1) of the Income and Corporation Taxes Act 1988) are payable to or in respect of any of the employees, directors or officers or any former employee or former director or former officer of the Company or any spouse, ex-spouse, child or dependent of such person.  No proposal, assurance or commitment has been communicated to any person regarding any change to the terms of employment or working conditions or regarding the continuance, introduction, increase or improvement of any benefits or equity incentives or any customary or discretionary arrangement or practice and no negotiations have commenced for any such matter. Equity Incentives.  Except as set out in the Disclosure Letter, the Company does not operate any equity incentive scheme, share option scheme, phantom share option or profit sharing scheme for the benefit of any of its officers or employees.

11.5                           Loans. Except in respect of reimbursement of out-of-pocket expenses and normal accruals of emoluments, no sum is owing or promised to any employee or former employee and sum is owed by any employee or former employee.

11.6                           Severance Plans.  The Company has no obligation to make any payment on redundancy in excess of the statutory redundancy payment and there is no term of employment which provides that a change in employer or person controlling the Company entitles the employee to any payment, additional notice period or other change in terms.

11.7                           Atypical Workers.  For the purpose of this clause, the term “employee” shall include any worker or self employed consultant any the terms “employment” and “employer” shall be construed accordingly.  Except as set out in the Disclosure Letter, the Company is not a party to any agreements for the provision of personnel, consultancy services or the service of personnel, nor any outsourcing arrangements.

12.                                 PENSIONS

12.1                           Save as fully described in the Disclosure Letter the Company does not operate a pension scheme or any other life assurance arrangement.

12.2                           The Company has at all times complied with section 3 of the Welfare Reform and Pensions Act 1999 and all regulations made thereunder.

13.                                 TAXATION

13.1                           Punctual payment by tax.  All Tax for which the Company is or becomes liable in respect of or which is attributable to any period prior to the date of this Agreement has been paid punctually and in full or where the due date for payment of such liability has not arrived at the date of this Agreement has been provided for in full in the Warranted Management Accounts.

13.2                           No liability for fine.  The Company is under no liability to pay any penalty, interest, surcharge or fine in connection with any Tax.

13.3                           Filing of returns.  The Company has filed when due with the appropriate fiscal authorities all tax and other returns, declarations, accounts and reports required to be filed, given or delivered on or before the date hereof in respect of all Tax. Such declarations, notices, requests, applications, returns, accounts, reports and other information supplied to the fiscal authorities have been accurate and complete as far as the Warrantors are aware and as of the date hereof are not disputed (other than in the course of a normal tax audit) by the fiscal authority concerned.

13.4                           No dispute.  The Company is not involved in nor have the Warrantors reason to believe that in the future the Company will become involved in, any dispute (other than in the course of a normal tax audit) with the tax or other authorities concerning any matter likely to affect in any way the liability of the Company as at the date hereof to Tax and no tax or other authority has investigated or indicated that it intends to investigate the tax affairs of the Company.

13.5                           PAYE obligations.  The Company has properly operated any and all systems of deduction of Tax on employee remuneration and has complied with all its reporting obligations to all tax or other appropriate authorities in all jurisdictions in connection with the benefits provided of officers, employees and directors of the Company.

13.6                           Submission of returns etc.  The Company has duly submitted all returns, records, claims and disclaimers and has taken all such steps and refrained from all action which have been assumed to have been made or refrained from (as the case may be) for the purposes of the Warranted Management Accounts.

13.7                           Payment of stamp duty etc.  All Tax and any stamp, registration and transfer taxes and other similar types of duty and levy which are due or which are required to be stamped on documents which (i) are in the possession of the Company or (ii) by virtue of which the Company has any right have been duly paid and/or duly stamped.

13.8                           No act or omission.  As far as the Warrantors are aware, no event, transaction, act or omission has occurred which could result in the Company becoming liable to pay or to bear any Tax which is primarily or directly chargeable against or attributable to any person, firm or company other than the Company.

13.9                           The Company has duly complied with all its obligations to account to HM Revenue and Customs or other relevant taxation authority and all other relevant authorities for all amounts for which it is accountable in respect of Taxation or amounts payable under social security legislation, and is not liable to pay any interest, fine or sum of a similar nature in respect of Taxation.

13.10                     The Company has not given or been required to give any security for Taxation.

14.                                 INSOLVENCY

14.1                           No winding up.  No order has been made or petition presented or resolution passed for winding up the Company and no distress, execution or other analogous process has been levied on any of its assets, nor has the Company either stopped payment or deferred any payment which is now due for payment and it is not insolvent, or unable to pay its debts for the purposes of the Insolvency Act 1986.

14.2                           No administrator etc. appointed.  No administrator or administrative receiver (within the meaning of the Insolvency Act 1986) has been appointed or could be appointed by any person over the Company’s business or assets or any part thereof, and there is no unfulfilled or unsatisfied judgment or Court order outstanding against it.

14.3                           No arrangement.  The Company has not made or proposed any arrangement or composition with its creditors or any class of its creditors.

14.4                           There are no circumstances which would entitle any person to present a petition for the winding up of the Company or to appoint a receiver of the whole or any part of its undertaking or assets.

14.5                           No officer of the Company is, or has been subject to any bankruptcy proceedings or is or has been the officer of any company which has been the subject of liquidation or insolvency proceedings.

15.                                 MISCELLANEOUS

15.1                           Compliance.  Compliance with the terms of this Agreement or Completion does not and will not:

(a)                                  conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of:

(i)                                     any agreement referred to in Warranty 5.1 to which the Company is now a party; or

(ii)                                  the Company’s memorandum or Articles or give rise to or cause to become exercisable any right of pre-emption, which shall not be waived upon Completion; or

(iii)                               any order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character to which any property of the Company is subject or by which the Company is bound;

(b)                                 result in any present or future indebtedness of the Company becoming due or capable of becoming due and payable prior to its stated maturity;

(c)                                  relieve any other party to an agreement with the Company of its obligations thereunder or enable it to terminate its obligations thereunder; and

(d)                                 cause any licence or authority necessary or desirable for the continuation of the Company’s business to be determined or not renewed or continued or renewed on less favourable terms.

15.2                           Disclosure of information.  All information relating to the Company which the Warrantors know or should reasonably know and which is material to the Investors in the context of the subscription of the Shares has been disclosed to the Investors and to the best of the knowledge, information and belief of the Warrantors, there are no other facts or matters undisclosed to the Investors which may have a material adverse effect on the financial or trading position or prospects of the Company.

15.3                           Data Protection.  The Company has not received any notice or has been engaged in any correspondence with the Information Commissioner relating directly or indirectly to the activities of the Company and its compliance with the Data Protection Act 1998.  The Company has taken all necessary steps as it is advised are necessary to comply with the Data Protection Act 1998 and the Company has not received any notice relating to subject access rights under the Data Protection Act 1998.

15.4                           The execution and performance of this Agreement by the Company (including, without limitation, the allotment and issue of the Investor Shares in accordance with the terms hereof) have been (or will prior to Completion be), authorised by all necessary corporate and other acts and do not, and will not, violate any trust deed, instrument, agreement or other arrangement to which the Company is party.

15.5                           The Founder and Existing Shareholders have full power to enter into their obligations under the Agreement.

16.                                 GAMING WARRANTIES

16.1                           So far as the Warrantors are aware, the Company and its officers, employees, agents and all others rendering services to the Company have at all times complied in all material respects with the provisions of the Gaming Legislation relating to the business and activities of the Company, where it considers it commercially viable to do so;

16.2                           So far as the Warrantors are aware, the Company has not provided any credit in breach of the Gaming Legislation;

16.3                           So far as the Warrantors are aware, the Company has not issued or caused to be issued any advertisement in breach of the Gaming Legislation;

16.4                           So far as the Company is aware, the Company is not carrying on any Prohibited Business.

16.5                           The Company has, at all times prior to the date of this Agreement, conducted the Business in accordance with the Code of Conduct.

SCHEDULE 6

Capitalisation Table of the Company immediately after Completion

Member	No. of Ordinary Shares	No. of Preference Shares
Alan Dursham	426,087

Justin Funnell	426,087

Peter Olof Karsten	17,602,773

Gavin James McArdell	1,507,555

Richard Rydbeck	666,667

Julia Stead	421,500

Paul Stead	140,297

Simon Walker	100,000

Peter Casey	166,666

Justin Glaister	166,666

David Casey	555,555

Marion Wolfertshofer	112,263

Bessemer Venture Partners, VI, L.P.		12,916,903

Bessemer Venture Partners, VI, Institutional L.P.		218,560

Bessemer Venture Partners Co-Investment L.P.		4,349,347

WPTE		6,797,220
TOTAL ISSUED	22,292,116	24,282,030
Pool for Share Option Plan	9,525,000
BVP Warrants		3,278,402
Reserved for further Investors		8,414,565
TOTAL, FULLY-DILUTED	31,817,116	35,974,997
		67,792,113

IN WITNESS whereof this Agreement has been executed as a deed by or on behalf of the parties the day and year first above written.

ATTESTATIONS

Executed as a Deed by	)
3G SCENE LIMITED	)	/s/ Peter Karsten
acting by:	)

Director:
Director/Secretary:

Executed and delivered as a deed by:

BESSEMER VENTURE PARTNERS VI L.P.
BESSEMER VENTURE PARTNERS VI
INSTITUTIONAL L.P.
BESSEMER VENTURE PARTNERS CO-
INVESTMENT L.P.

By:	Deer VI & Co. LLC, General Partner

By:	/s/ J. Edmund Colloton
Name: J. Edmund Colloton
Title: Executive Manager

Notice Address:
Attention: General Counsel
c/o Bessemer Venture Partners
1865 Palmer Avenue
Suite 104
Larchmont, NY 10538

Signed as a deed by ALAN DURSHAM in the	)	/s/ Alan Dursham
presence of:	)

Signed as a Deed by JUSTIN FUNNELL in the	)	/s/ Justin Funnell
presence of:	)

Signed as a Deed by PETER OLOF KARSTEN	)	/s/ Peter Olof Karsten
in the presence of:	)

Signed as a Deed by GAVIN JAMES	)	/s/ Gavin James McCardell
MCARDELL in the presence of:	)

Signed by RICHARD RYDBECK in the presence of:	)	/s/ Richard Rydbeck
)

Signed by JULIA STEAD in the presence of:	)
)

Signed by PAUL STEAD in the presence of:	)
)

Signed by SIMON WALKER in the presence of:	)	/s/ Simon Walker
)

Signed by PETER CASEY in the presence of:	)	/s/ Peter Casey
)

Signed by JUSTIN GLAISTER in the presence of:	)	/s/ Justin Glaister
)

Signed by DAVID CASEY in the presence of:	)	/s/ David Casey
)

Signed by MARION WOLFERTSHOFER in the	)	/s/ Marion Wolfertshofer
presence of:	)

Executed and delivered as a Deed by	)	/s/ Adam Pliska
WPT ENTERPRISES, INC	)
acting by:	)

Adam Pliska
General Counsel